Exhibit 23.2




                      CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Triton Energy Corporation


We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-80978, 33-4042, 33-27203, 33-29498, 33-46968 and 33-51691)
and Form S-3 (Nos. 33-11920, 33-15793, 33-17614, 33-21984, 33-23058, 33-25634,
33-31319, 33-45847, 33-69230, 33-55347 and 33-46292) of Triton Energy
Corporation of our report dated August 14, 1992, relating to the consolidated statements of operations, shareholders' equity and cash flows of Triton Energy Corporation and subsidiaries for the year ended May 31, 1992 and related schedule (before restatement for discontinued aviation sales and services operations and wholesale fuel products operations) which report appears in the Current Report on Form 8-K dated August 24, 1995 of Triton Energy Corporation.




KPMG Peat Marwick LLP

Dallas, Texas
August 24, 1995